United States securities and exchange commission logo





                     November 2, 2020

       David Morris
       Chief Financial Officer
       RBB Bancorp
       1055 Wilshire Boulevard
       Suite 1200
       Los Angeles, California 90017

                                                        Re: RBB Bancorp
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            File No. 001-38149

       Dear Mr. Morris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance